Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

January 22, 2010

The Board of Trustees of Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:           Investment Management Fee Waiver for AST Money Market Portfolio of Advanced Series Trust

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive 0.01% of their contractual investment management fee for the AST Money Market Portfolio of Advanced Series Trust from the date hereof through and including April 30, 2011.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:  /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:  /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President